CARMAX REPORTS THIRD QUARTER FISCAL 2023 RESULTS

Richmond, Va., December 22, 2022 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2022.

Highlights:

•Net revenues of $6.5 billion, down 23.7% compared with the prior year third quarter.

•Total retail used units sold decreased 20.8%, while used unit sales in comparable stores were down 22.4%; strength in margin management delivered solid gross profit per retail used unit of $2,237, in line with the prior year third quarter.

•Total wholesale units sold decreased 36.7%; despite a decrease of $165 per unit from the record prior year third quarter, wholesale gross profit per unit remained strong at $966. Both volume and margins were impacted by steep market depreciation as well as retail selectivity.

•Bought 238,000 vehicles from consumers and dealers, down 39.8% versus last year’s record third quarter, due to steep market depreciation and our response to deliberately slow buys.

•CarMax Auto Finance (CAF) income of $152.2 million, down 8.3% from the prior year third quarter due to compression in the net interest margin percentage and a higher provision for loan losses, primarily driven by the expansion of Tier 2 and Tier 3 originations within CAF’s portfolio, partially offset by an increase in average managed receivables.

•Completed the nationwide rollout of our industry-leading, multi-lender pre-qualification finance experience.

•SG&A of $591.7 million increased 2.7% or $15.8 million from last year’s third quarter. In the prior year’s third quarter, we received a $22.6 million settlement from a class action lawsuit. Adjusting for that settlement, SG&A expenses would have declined 1.1% year-over-year.

•Took deliberate actions in response to the current market conditions by reducing SG&A, increasing the mix of older retail vehicles sold, increasing CAF rates, reducing planned capital expenditures, and prudently managing our capital structure, including pausing share buybacks.

•Net earnings per diluted share of $0.24, down from $1.63 a year ago.

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CarMax, Inc.

CEO Commentary:
“In response to the ongoing pressures across the used car industry, we have taken deliberate steps to support our business for both the near-term and the long-term. We are managing our business prudently, and prioritizing initiatives that reduce costs, unlock operating efficiencies, profitably grow market share and create better experiences for our associates and customers,” said Bill Nash, president and chief executive officer. “As the market leader, we have spent almost thirty years building a diversified business that can profitably navigate the ups and downs of the used car industry. We believe we are well positioned to effectively manage through this cycle.”

Third Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 298,807, a decrease of 28% from the prior year’s third quarter. Online retail sales(1) accounted for 12% of retail unit sales, compared with 9% in the third quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $1.8 billion, or approximately 28% of net revenues, a decline from 30% of net revenues in last year’s third quarter.

Total retail used vehicle unit sales declined 20.8% to 180,050 and comparable store used unit sales declined 22.4% from the prior year’s third quarter. We believe vehicle affordability challenges continued to impact our third quarter unit sales performance, as headwinds remain due to widespread inflationary pressures, climbing interest rates, and low consumer confidence. External title data indicates that we gained market share on a year-to-date basis through October, though we’ve seen some recent loss of share. We are focused on profitable market share gains that can be sustained for the long-term. Total retail used vehicle revenues decreased 19.1% compared with the prior year’s third quarter, driven by the decrease in retail used units sold as the average retail selling price was up $535 per unit or 1.9% compared to the prior year.

Total wholesale vehicle unit sales decreased 36.7% to 118,757 versus the prior year’s third quarter. Wholesale volume was negatively impacted by the rapidly changing market conditions and retail selectivity, our decision to shift some units from wholesale to retail to meet consumer demand for lower priced vehicles. Total wholesale revenues decreased 40.1% compared with the prior year’s third quarter due to the decrease in wholesale units sold and a decrease in the average wholesale selling price by almost $600 per unit, or 6.0%.

We bought 238,000 vehicles from consumers and dealers, down 39.8% versus last year’s record third quarter due to steep market depreciation and our response to deliberately slow buys. 224,000 of these vehicles were bought from consumers, down 41.6% over last year’s record results. The remaining 14,000 of these vehicles were bought through MaxOffer, our digital appraisal product for dealers, up 15.8% over last year’s third quarter.

Other sales and revenues declined by 12.2% compared with the third quarter of fiscal 2022, representing a decrease of $20.7 million. The decrease was primarily driven by a $14.8 million decline in extended protection plan (EPP) revenues reflecting the combined effects of the decline in retail unit sales, stronger margins, favorable year-over-year return reserve adjustment and stable penetration.

Gross Profit. Total gross profit was $576.7 million, down 31.1% versus last year’s third quarter. Retail used vehicle gross profit declined 20.8%, reflecting the decline in retail unit sales. Retail gross profit per used unit was $2,237, in line with the prior year.

Wholesale vehicle gross profit decreased 46.0% versus the prior year’s quarter, reflecting lower wholesale unit volume and gross profit per unit, which declined $165 to $966. Gross profit per unit was impacted by steep market depreciation as well as retail selectivity.

Other gross profit declined 49.0% largely reflecting a reduction in service department margins and EPP revenues. Service margins declined primarily due to continued deleverage resulting from the reduction in retail unit sales and by our decision to maintain technician staffing through the current cycle.
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CarMax, Inc.

SG&A. Compared with the third quarter of fiscal 2022, SG&A expenses increased 2.7% to $591.7 million. In the prior year’s third quarter, we received a $22.6 million settlement from a class action lawsuit. Adjusting for that settlement, SG&A expenses would have declined 1.1% year-over-year. This reduction reflects deliberate steps to further reduce costs by managing staff levels through attrition in our stores and CECs, limiting hiring and contractor utilization in our corporate offices, and aligning marketing spend to sales. Compensation and benefits also included a decrease in share-based compensation, which largely reflected changes in the company’s share price. Total SG&A expenses included increases in investments to advance our technology platforms and strategic initiatives as well as growth related costs. SG&A as a percent of gross profit was 102.6%, versus 68.8% in the prior year’s third quarter, which was primarily driven by the 31.1% decrease in gross margin dollars, and does not reflect the run-rate of the actions we took to reduce costs during the quarter.

CarMax Auto Finance.(3) CAF income decreased 8.3% to $152.2 million, driven by the decline in CAF’s net interest margin percentage and a $9.5 million year-over-year increase in the provision for loan losses, which outweighed the growth in CAF’s average managed receivables. This quarter’s provision was $85.7 million compared to $76.2 million last year.

As of November 30, 2022, the allowance for loan losses was 2.95% of ending managed receivables, up from 2.92% as of August 30, 2022. The increase in the allowance percentage primarily reflected the effect of the previously disclosed expansion of Tier 2 and Tier 3 originations within CAF’s portfolio.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.7% of average managed receivables, down from 7.2% in the prior year’s third quarter as increases in our customer rates were offset by the rising cost of funds. After the effect of 3-day payoffs, CAF financed 44.4% of units sold in the current quarter up from 41.2% in the second quarter and from 42.2% in the prior year’s third quarter. CAF’s weighted average contract rate increased to 9.8% in the quarter up from 8.3% in the third quarter last year.

Share Repurchase Activity. Given third quarter performance and continued market uncertainties, we are taking a conservative approach to our capital structure. Accordingly, we have paused our share repurchases. During the third quarter of fiscal 2023, we repurchased 30,000 shares of common stock for $2.6 million pursuant to our share repurchase program before pausing additional purchases. As of November 30, 2022, we had $2.45 billion remaining available for repurchase under the outstanding authorization. We remain committed to returning capital back to shareholders over time and may resume share repurchases in the future at any time depending upon market conditions and our capital needs, among other factors.

Store Openings. During the third quarter of fiscal 2023, we opened one new retail location in Oceanside, California. In fiscal 2023, we plan to open a total of ten new locations across the country. For fiscal 2024, we are planning new store growth of five locations; however, we can expand our plans if market conditions change.

Fiscal 2023 Capital Spending Outlook. We expect capital expenditures will end the fiscal year at approximately $450 million versus our previous estimate of $500 million.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2022	2021	Change	2022	2021	Change
Used vehicle sales	$5,204.6	$6,435.6	(19.1)%	$18,503.2	$18,697.3	(1.0)%
Wholesale vehicle sales	1,152.2	1,922.3	(40.1)%	4,959.1	4,998.2	(0.8)%
Other sales and revenues:
Extended protection plan revenues	91.8	106.6	(13.9)%	318.1	353.8	(10.1)%
Third-party finance income/(fees), net	1.0	1.6	(38.2)%	7.1	(0.3)	2,825.4%
Advertising & subscription revenues (1)	33.3	33.3	(0.2)%	101.9	67.9	50.2%
Other	23.1	28.4	(18.6)%	73.1	96.8	(24.4)%
Total other sales and revenues	149.2	169.9	(12.2)%	500.2	518.2	(3.5)%
Total net sales and operating revenues	$6,506.0	$8,527.8	(23.7)%	$23,962.4	$24,213.7	(1.0)%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2022	2021	Change	2022	2021	Change
Used vehicles	180,050	227,424	(20.8)%	637,939	730,020	(12.6)%
Wholesale vehicles	118,757	187,630	(36.7)%	464,741	557,117	(16.6)%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2022	2021	Change	2022	2021	Change
Used vehicles	$28,530	$27,995	1.9%	$28,692	$25,380	13.0%
Wholesale vehicles	$9,294	$9,890	(6.0)%	$10,280	$8,634	19.1%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2022	2021	2022	2021
Used vehicle units	(20.8)%	16.9%	(12.6)%	33.5%
Used vehicle revenues	(19.1)%	52.9%	(1.0)%	64.2%

Wholesale vehicle units	(36.7)%	48.5%	(16.6)%	72.7%
Wholesale vehicle revenues	(40.1)%	132.1%	(0.8)%	151.1%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2022	2021	2022	2021
Used vehicle units	(22.4)%	15.8%	(14.3)%	32.5%
Used vehicle revenues	(21.0)%	51.4%	(3.2)%	63.4%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2022	2021	2022	2021
CAF (2)	47.3%	46.1%	44.9%	46.6%
Tier 2 (3)	20.5%	22.2%	22.6%	22.2%
Tier 3 (4)	6.1%	6.5%	6.4%	8.0%
Other (5)	26.1%	25.2%	26.1%	23.2%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
Net sales and operating revenues	$6,506.0	100.0	$8,527.8	100.0	$23,962.4	100.0	$24,213.7	100.0
Gross profit	$576.7	8.9	$836.6	9.8	$2,189.2	9.1	$2,576.6	10.6
CarMax Auto Finance income	$152.2	2.3	$166.0	1.9	$539.5	2.3	$607.7	2.5
Selling, general, and administrative expenses	$591.7	9.1	$575.9	6.8	$1,914.5	8.0	$1,704.3	7.0
Interest expense	$30.2	0.5	$24.3	0.3	$91.7	0.4	$67.2	0.3
Earnings before income taxes	$50.0	0.8	$356.0	4.2	$554.2	2.3	$1,291.1	5.3
Net earnings	$37.6	0.6	$269.4	3.2	$415.8	1.7	$991.5	4.1

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2022	2021	Change	2022	2021	Change
Used vehicle gross profit	$402.8	$508.4	(20.8)%	$1,461.3	$1,611.9	(9.3)%
Wholesale vehicle gross profit	114.7	212.2	(46.0)%	447.0	587.0	(23.9)%
Other gross profit	59.2	116.0	(49.0)%	280.9	377.7	(25.6)%
Total	$576.7	$836.6	(31.1)%	$2,189.2	$2,576.6	(15.0)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended November 30				Nine Months Ended November 30
	2022		2021		2022		2021
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit	$2,237	7.7	$2,235	7.9	$2,291	7.9	$2,208	8.6
Wholesale vehicle gross profit	$966	10.0	$1,131	11.0	$962	9.0	$1,054	11.7
Other gross profit	$329	39.7	$510	68.3	$440	56.2	$517	72.9

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2022	2021	Change	2022	2021	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$306.2	$308.3	(0.7)%	$985.2	$891.8	10.5%
Share-based compensation expense	17.2	33.3	(48.4)%	64.0	100.5	(36.3)%
Total compensation and benefits (2)	$323.4	$341.6	(5.3)%	$1,049.2	$992.3	5.7%
Occupancy costs	70.1	59.3	18.2%	204.8	165.0	24.2%
Advertising expense	58.7	76.1	(22.9)%	230.5	233.6	(1.3)%
Other overhead costs (3)	139.5	98.9	41.0%	430.0	313.4	37.2%
Total SG&A expenses	$591.7	$575.9	2.7%	$1,914.5	$1,704.3	12.3%
SG&A as % of gross profit	102.6%	68.8%	33.8%	87.5%	66.1%	21.4%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2022	% (1)	2021	% (1)	2022	% (1)	2021	% (1)
Interest margin:
Interest and fee income	$365.4	8.8	$330.0	8.6	$1,069.3	8.8	$964.4	8.7
Interest expense	(88.8)	(2.1)	(53.6)	(1.4)	(200.1)	(1.6)	(180.0)	(1.6)
Total interest margin	276.6	6.7	276.4	7.2	869.2	7.2	784.4	7.1
Provision for loan losses	(85.7)	(2.1)	(76.2)	(2.0)	(219.0)	(1.8)	(87.3)	(0.8)
Total interest margin after provision for loan losses	190.9	4.6	200.2	5.2	650.2	5.4	697.1	6.3
Total direct expenses	(38.8)	(0.9)	(34.3)	(0.9)	(110.7)	(0.9)	(89.4)	(0.8)
CarMax Auto Finance income	$152.2	3.7	$166.0	4.3	$539.5	4.4	$607.7	5.5

Total average managed receivables	$16,540.2		$15,288.8		$16,177.8		$14,706.9
Net loans originated	$2,147.2		$2,420.3		$6,928.0		$7,276.1
Net penetration rate	44.4%		42.2%		41.4%		43.0%
Weighted average contract rate	9.8%		8.3%		9.4%		8.6%

Ending allowance for loan losses	$491.0		$426.5		$491.0		$426.5

Warehouse facility information:
Ending funded receivables	$3,420.9		$3,155.9		$3,420.9		$3,155.9
Ending unused capacity	$1,979.1		$1,669.1		$1,979.1		$1,669.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2022	2021	Change	2022	2021	Change
Net earnings	$37.6	$269.4	(86.1)%	$415.8	$991.5	(58.1)%
Diluted weighted average shares outstanding	158.5	164.9	(3.8)%	160.2	165.6	(3.3)%
Net earnings per diluted share	$0.24	$1.63	(85.3)%	$2.60	$5.99	(56.6)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 22, 2022. Domestic investors may access the call at 1-800-274-8461 (international callers dial 1-203-518-9814). The conference I.D. for both domestic and international callers is 3170513. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through April 10, 2023, or via telephone (for approximately one week) by dialing 1-800-723-0532 (or 1-402-220-2655 for international access) and entering the conference ID 3170513.

Fourth Quarter Fiscal 2023 Earnings Release Date

We currently plan to release results for the fourth quarter ending February 28, 2023, on Tuesday, April 11, 2023, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in March 2023.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, express pickup and appointments in its stores. During the fiscal year ended February 28, 2022, CarMax sold approximately 924,000 used vehicles and 706,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $9 billion in receivables during fiscal 2022, adding to its nearly $16 billion portfolio. CarMax has more than 230 stores, more than 30,000 associates, and is proud to have been recognized for 18 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2022 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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CarMax, Inc.

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2022	%(1)	2021	%(1)	2022	%(1)	2021	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$5,204,584	80.0	$6,435,590	75.5	$18,503,159	77.2	$18,697,300	77.2
Wholesale vehicle sales	1,152,207	17.7	1,922,283	22.5	4,959,050	20.7	4,998,212	20.6
Other sales and revenues	149,165	2.3	169,886	2.0	500,171	2.1	518,205	2.1
NET SALES AND OPERATING REVENUES	6,505,956	100.0	8,527,759	100.0	23,962,380	100.0	24,213,717	100.0
COST OF SALES:
Used vehicle cost of sales	4,801,790	73.8	5,927,237	69.5	17,041,898	71.1	17,085,416	70.6
Wholesale vehicle cost of sales	1,037,534	15.9	1,710,103	20.1	4,512,053	18.8	4,411,175	18.2
Other cost of sales	89,944	1.4	53,859	0.6	219,205	0.9	140,573	0.6
TOTAL COST OF SALES	5,929,268	91.1	7,691,199	90.2	21,773,156	90.9	21,637,164	89.4
GROSS PROFIT	576,688	8.9	836,560	9.8	2,189,224	9.1	2,576,553	10.6
CARMAX AUTO FINANCE INCOME	152,196	2.3	165,968	1.9	539,538	2.3	607,732	2.5
Selling, general, and administrative expenses	591,727	9.1	575,930	6.8	1,914,508	8.0	1,704,285	7.0
Depreciation and amortization	57,377	0.9	54,428	0.6	170,717	0.7	157,107	0.6
Interest expense	30,150	0.5	24,303	0.3	91,670	0.4	67,247	0.3
Other income	(363)	—	(8,094)	(0.1)	(2,303)	—	(35,453)	(0.1)
Earnings before income taxes	49,993	0.8	355,961	4.2	554,170	2.3	1,291,099	5.3
Income tax provision	12,413	0.2	86,523	1.0	138,420	0.6	299,638	1.2
NET EARNINGS	$37,580	0.6	$269,438	3.2	$415,750	1.7	$991,461	4.1
WEIGHTED AVERAGE COMMON SHARES:
Basic	158,003		162,006		159,044		162,710
Diluted	158,536		164,873		160,195		165,606
NET EARNINGS PER SHARE:
Basic	$0.24		$1.66		$2.61		$6.09
Diluted	$0.24		$1.63		$2.60		$5.99

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 28	November 30
(In thousands except share data)	2022	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$688,618	$102,716	$62,598
Restricted cash from collections on auto loans receivable	466,525	548,099	552,487
Accounts receivable, net	246,794	560,984	563,135
Inventory	3,414,937	5,124,569	4,659,460
Other current assets	167,143	212,922	117,390
TOTAL CURRENT ASSETS	4,984,017	6,549,290	5,955,070
Auto loans receivable, net	16,240,832	15,289,701	15,167,170
Property and equipment, net	3,375,001	3,209,068	3,175,577
Deferred income taxes	87,262	120,931	134,382
Operating lease assets	529,781	537,357	543,645
Goodwill	141,258	141,258	141,258
Other assets	580,790	490,659	458,117
TOTAL ASSETS	$25,938,941	$26,338,264	$25,575,219

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$802,780	$937,717	$936,556
Accrued expenses and other current liabilities	496,202	533,271	530,592
Accrued income taxes	—	—	518
Current portion of operating lease liabilities	51,215	44,197	43,151
Current portion of long-term debt	112,708	11,203	10,889
Current portion of non-recourse notes payable	474,147	521,069	535,146
TOTAL CURRENT LIABILITIES	1,937,052	2,047,457	2,056,852
Long-term debt, excluding current portion	1,903,223	3,255,304	2,602,598
Non-recourse notes payable, excluding current portion	15,737,459	14,919,715	14,856,266
Operating lease liabilities, excluding current portion	509,106	523,269	529,821
Other liabilities	364,528	357,080	419,886
TOTAL LIABILITIES	20,451,368	21,102,825	20,465,423

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 158,019,398 and 161,053,983 shares issued and outstanding as of November 30, 2022 and February 28, 2022, respectively	79,010	80,527	80,936
Capital in excess of par value	1,697,062	1,677,268	1,672,728
Accumulated other comprehensive income (loss)	57,420	(46,422)	(100,301)
Retained earnings	3,654,081	3,524,066	3,456,433
TOTAL SHAREHOLDERS’ EQUITY	5,487,573	5,235,439	5,109,796
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,938,941	$26,338,264	$25,575,219

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2022	2021
OPERATING ACTIVITIES:
Net earnings	$415,750	$991,461
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	202,655	200,819
Share-based compensation expense	64,974	108,962
Provision for loan losses	218,967	87,342
Provision for cancellation reserves	79,924	91,607
Deferred income tax (benefit) provision	(2,178)	19,564
Other	8,879	(26,808)
Net decrease (increase) in:
Accounts receivable, net	314,190	(290,346)
Inventory	1,709,632	(1,502,323)
Other current assets	149,777	(13,615)
Auto loans receivable, net	(1,170,098)	(1,764,693)
Other assets	(43,502)	(18,309)
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(195,154)	170,474
Other liabilities	(91,739)	(136,780)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,662,077	(2,082,645)
INVESTING ACTIVITIES:
Capital expenditures	(319,486)	(226,903)
Proceeds from disposal of property and equipment	3,806	260
Proceeds from sale of business	—	12,284
Purchases of investments	(6,460)	(13,676)
Sales and returns of investments	3,486	36,915
Business acquisition, net of cash acquired	—	(241,563)
NET CASH USED IN INVESTING ACTIVITIES	(318,654)	(432,683)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	2,863,500	5,804,200
Payments on long-term debt	(4,116,775)	(4,524,973)
Cash paid for debt issuance costs	(13,987)	(14,473)
Payments on finance lease obligations	(10,056)	(8,822)
Issuances of non-recourse notes payable	11,351,696	11,217,298
Payments on non-recourse notes payable	(10,581,076)	(9,565,649)
Repurchase and retirement of common stock	(333,814)	(475,950)
Equity issuances	13,504	76,310
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(827,008)	2,507,941
Increase (decrease) in cash, cash equivalents, and restricted cash	516,415	(7,387)
Cash, cash equivalents, and restricted cash at beginning of year	803,618	771,947
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,320,033	$764,560

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